Exhibit 10(iii)A(24)

UNFORESEEABLE EMERGENCY DISTRIBUTION AMENDMENT
TO THE
ACUITY BRANDS, INC. 2002 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Unforeseeable Emergency Distribution Amendment to the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, as amended and restated effective as of June 26, 2015 (the "Plan"), is adopted by Acuity Brands, Inc. (the "Company") this 12th day of July, 2018, as follows:
WHEREAS, the Company has the power pursuant to Article XI of the Plan to amend the Plan at any time; and
WHEREAS, the Company desires to amend the Plan to permit distributions upon the occurrence of an unforeseeable hardship in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder and Revenue Ruling 2010-27.
NOW, THEREFORE, the Plan is hereby amended, effective immediately, as follows:
1.
Plan Section 1.1 "Definitions" is hereby amended by adding to the end thereof new subsection (hh), as follows:
(hh)    "Unforeseeable Emergency" means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant's spouse, or the Participant's dependent; (b) a loss of the Participant's property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Company.
2.
Article III "Retirement and Termination Dates" is hereby amended by adding to the end thereof new subsection 3.11, as follows:
3.11    Payments Due to Unforeseeable Emergency.

(a)
Request for Payment. If a Participant, regardless of pay status, suffers an Unforeseeable Emergency, he or she may submit a written request to the Administrator for payment of his or her vested Standard and/or Incremental Accrued Benefit.

(b)
No Payment If Other Relief Available. The Administrator will evaluate the Participant's request for payment due to an Unforeseeable Emergency taking into account the Participant's circumstances and the requirements of Section 409A of the Code. In no event will payments be made pursuant to this Section 3.11 to the extent that the Participant's hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise; or (b) by liquidation of the Participant's assets, to the extent that liquidation of the Participant's assets would not itself cause severe financial hardship.

(c)
Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant's financial need, including amounts necessary to pay any Federal, state

Exhibit 10(iii)A(24)

or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Administrator.

(d)
Timing of Payment. Payments shall be made from a Participant's Standard and/or Incremental Accrued Benefit as soon as practicable and in any event within thirty (30) days following the Administrator's determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant's Standard and/or Incremental Accrued Benefit.

3.
Section 7.1 "General Duties" is hereby amended by adding to the end thereof the following subsection (i):
(i)    to evaluate a Participant’s request for payment from his or her Standard and/or Incremental Accrued Benefit due to an Unforeseeable Emergency and determine whether Participant has experienced an Unforeseeable Emergency and approve the amount of any payment necessary to satisfy the Participant's emergency need.
Except as amended hereby, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 12th day of July, 2018.

ACUITY BRANDS, INC.
By:	/s/ Vernon J. Nagel
Vernon J. Nagel
Chairman, President and Chief Executive Officer